MODIFICATION AND SETTLEMENT AGREEMENT

This Modification and Settlement Agreement (the “Agreement”) is made and entered into as of this 15th day of March 2008 by and among Indigo-Energy, Inc., a corporation organized under the laws of the State of Nevada (the “Company”) and the individuals listed in Schedule A hereof (the “Creditors”“ and together with the Company, the “Parties”.)

WHEREAS, the Company previously issued promissory notes to the Creditors, in the amounts set forth beside each individuals name in Schedule A (the “Promissory Notes”), pursuant to which the Company agreed to make certain payments to each Creditor, as well as grant each of the Creditors royalties from revenue generated from the operations of Indigo Well #2;

WHEREAS, the Parties have agreed that it is in all of their interests to modify all of the terms provided under the Promissory Notes, including those terms relating to the payment of the principal amount, the royalty to be received by the Creditors, and the interest granted to such Creditors under the Promissory Notes in Indigo Well #2, as more fully set forth below; and

WHEREAS, the Company has offered and the Creditors have agreed to accept modifications to the terms and condition provided in the Promissory Notes, subject to the provisions set forth herein.

NOW THERFORE, the Parties hereto agree as follows:

Section 1.   Release. The Parties hereby agree as follows:

a.  Subject to the provisions below, effective upon the execution of this Agreement, the Creditors hereby release the Company from any liability relating to, arising out of or by virtue of the Promissory Notes, except the obligation to make payments as set forth below. Further, the Creditors hereby agree to release the Company, its employees, directors, officers, consultants and affiliates, from any liability to the Creditors, their successors or assigns, relating to, arising out of or by virtue of the Promissory Notes.

b.  Notwithstanding the release in this Section, in the event that the Company does not make the payments set forth in Section 2(a) hereof by November 1, 2008, this Release provision shall be null and void and otherwise of no force or effect, such that the Creditors shall be entitled to make a claim based on this Agreement or the obligations under the Promissory Notes or make any other claim they may have. If there is such a failure to make these payments by November 1, 2008, the Creditors are entitled to retain the shares issued hereunder.

c.  Further, nothing in this Release is intended to, and does not, release or waive any rights or claims against any person or entity, including the Company as well as any of its officers, directors, employees, agents, consultants, affiliates, parents, subsidiaries, accountants, auditors or attorneys arising from or related to the following: (1) the investments made by the Creditors in Indigo Energy Partners, L.P.; (2) any and all partnership agreements governing or related to Indigo-Energy Partners, UP.; (3) any and all drilling and operating agreements to which Indigo-Energy Partners, L.P. or any of the Creditors are parties or beneficiaries; and (4) any and all other agreements under which the Creditors may have rights or claims, with the sole exception of the promissory Notes referenced herein. All such rights and claims are expressly reserved, although the Creditors acknowledge that the Company and the LP Partners are currently negotiating a global settlement which addresses (1)-(3) of this subsection and provides for a release of liability under all other agreements.

Section 2.   Consideration. As consideration for this Modification and Settlement Agreement, the Parties hereby agree as follows:

a.  Payment of Amounts Owed — The Company acknowledges, and the Creditors agree, that the Company is indebted to each of the Creditors in the amounts set forth in Schedule A (the• “Principal”). The Parties agree that in consideration for the settlement set forth herein, the Company undertakes to pay to each of the Creditors, on or before May 1, 2008 (the “Due Date”), the Principal, as well as a Penalty Fee equal to 10% of all amounts set forth in Schedule A (the “Penalty Fee”).

b.  Default Payments - In the event that the amounts set forth under Section 2(a) hereby are not settled in full on or before the Due Date, the Company hereby agrees to issue to each of the Creditors, for every month past the Due Date on which the Principal and the Penalty Fee remain unpaid, one (1) share of the Company’s common stock for every dollar amount of the Principal and the Penalty then outstanding.

c.  Additional Consideration - In addition to the amounts set forth above, the Company also agrees to issue to the Creditors five shares of the Company’s common stock for every dollar of the Principal amount owed as of the date of the execution hereof.

Section 3.   Successors. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective administrators, representatives, executors, successors and assigns, either by reason of death, incapacity, merger, consolidation, and/or purchase or acquisition of substantially all of the Company’s assets or otherwise.

Section 4.   Governing Law. Each Party acknowledges that it has been represented by counsel in connection with this Agreement, and has executed the same with knowledge of its consequences. This Agreement is made and entered into under New York law and shall be interpreted, enforced and governed under the laws of the laws of New York without regard to its conflicts of laws principles.

Section 5.   Paragraph Headings. The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

Section 6.   Severability. Should any of the provisions of this Agreement be declared or be determined to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

Section 7.   Entire Agreement. Except as provided in the next sentence, this Agreement sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements or understandings between the Parties, pertaining to the subject matter hereof,, including, but not limited to, the Promissory Notes, with the exception of the agreements, understandings, representations, claims and rights not waived or released and which are reserved in Section 1 above. Notwithstanding the foregoing, if either party defaults in any payments due under this Agreement, or defaults in any other term or provision of this Agreement, the other party may elect to enforce this Agreement, at its sole option and within its sole discretion.

Section 8.   Counterparts. This Agreement may be executed in counterparts. Each counterpart shall be deemed an original, and when taken together with the other signed counterpart, shall constitute one fully executed Agreement.

Section 9.   Further Assurances. From and after the date hereof, the parties hereto shall take all actions, including the execution and delivery of all documents, necessary to effectuate the terms hereof.

Section 10.   Survival. All obligations of the Parties as set forth herein shall surVive the execution and delivery hereof.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be entered into as of the date first written above.

INDIGO-ENERGY, INC.

By:
Title:
Date:

/s/ Kirsten Braatz Kirsten Braatz

/s/ William Wenzel, Jr. 3/21/08
William Wenzel, Jr.